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                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 Park Avenue
                             New York, NY 10178-0060



June 24, 2003




Chase Funding, Inc.
Chase Manhattan Acceptance Corporation
343 Thornall Street
Edison, NJ  08837

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on June 24, 2003, pursuant to the Securities Act of 1933, as amended (the "Act") in respect of Pass-Through Certificates ("Certificates") that you plan to offer in series. We hereby confirm that the discussion of federal income tax consequences appearing in the Prospectus under the heading "Federal Income Tax Consequences" and in the Prospectus Supplement under the headings "Terms of the Certificates -- Federal Income Tax Consequences" and "Federal Income Tax Consequences" is our opinion as to the material federal income tax consequences of purchasing, owning and disposing of Certificates and we adopt it as such.

Our opinion is based upon existing federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the facts and circumstances set forth in the Prospectus and the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. The opinion contained in each Prospectus Supplement and Prospectus prepared pursuant to the Registration Statement is, accordingly, deemed to be incorporated herein.

The opinion set forth herein has no binding effect on the Internal Revenue Service or any court. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.


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June 24, 2003
Page 2

In giving the foregoing opinion, we express no opinion other than as to the federal income tax law.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the heading "Federal Income Tax Consequences", without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP